SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934
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AMKOR TECHNOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

(Names of Person(s) Filing Proxy Statement, if other than the Registrant)

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2045 East Innovation Circle
Tempe, Arizona 85284

April 7, 2015
To Our Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders of Amkor Technology, Inc. The Annual Meeting will be held on Tuesday, May 5, 2015 at 9:00 a.m., at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, telephone number (610) 941-5600.
The actions expected to be taken at the Annual Meeting are described in detail in the attached Proxy Statement and Notice of Annual Meeting of Stockholders.
We also encourage you to read our Annual Report. It includes information about our company, as well as our audited financial statements. A copy of our Annual Report was previously sent to you or is included with this Proxy Statement.
Please use this opportunity to take part in the affairs of Amkor by voting on the business to come before this meeting. Whether or not you plan to attend the meeting in person, please complete, sign, date and return the accompanying proxy in the enclosed postage-prepaid envelope or submit your proxy by internet or telephone to ensure that your shares are represented at the Annual Meeting. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters to be acted upon at the meeting.
Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman of the Board

AMKOR TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 5, 2015
Dear Amkor Stockholder:
On Tuesday, May 5, 2015, Amkor Technology, Inc., a Delaware corporation, will hold its 2015 Annual Meeting of Stockholders at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, telephone number (610) 941-5600. The meeting will begin at 9:00 a.m.
Only stockholders of record who held shares of Amkor common stock at the close of business on March 20, 2015 may vote at this meeting or any adjournments or postponements that may take place. A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by the stockholders for any purpose relating to the meeting at our principal executive offices at 2045 East Innovation Circle, Tempe, Arizona for a period of at least ten days prior to the meeting. The list also will be available at the Annual Meeting.
At the meeting, stockholders will consider and act upon the following matters:

1.	Election of the Board of Directors;

2.	An advisory (non-binding) vote on the compensation of our named executive officers;

3.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015; and

4.	Such other business as may properly come before the meeting and any adjournment or postponement.
The Board of Directors recommends that you vote in favor of the three proposals outlined in this proxy statement.
The approximate mailing date of this proxy statement and proxy card is April 7, 2015.

BY ORDER OF THE BOARD OF DIRECTORS

Gil C. Tily
Executive Vice President, Chief
Administrative Officer, General Counsel and
Corporate Secretary
April 7, 2015
Tempe, Arizona

YOUR VOTE IS IMPORTANT

To assure your representation at the Annual Meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed postage-prepaid envelope, or submit your proxy by internet or telephone.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to Be Held on May 5, 2015:

The Proxy Statement for the 2015 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2014 are available at: www.edocumentview.com/amkr.

AMKOR TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished in connection with the solicitation of proxies by Amkor Technology, Inc.’s Board of Directors. The proxies will be voted at the Annual Meeting of Stockholders to be held on Tuesday, May 5, 2015, at 9:00 a.m., and at any adjournments or postponements that may take place.
The Annual Meeting will be held at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania 19428, telephone number (610) 941-5600. Our principal executive offices are located at 2045 East Innovation Circle, Tempe, Arizona 85284, telephone number (480) 821-5000.
We intend to mail definitive copies of these proxy materials on or about April 7, 2015 to stockholders of record who held our common stock at the close of business on March 20, 2015.
The following is important information in a question-and-answer format regarding the Annual Meeting and this proxy statement.

Q:	What may I vote on?
A:	1. The election of ten nominees to serve on our Board of Directors;
2. An advisory vote on the compensation of our named executive officers; and
3. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

Q:	How does the Board recommend I vote on the proposals?
A:
The Board recommends a vote FOR each of the director nominees, FOR the approval, on an advisory basis, of the compensation of our named executive officers and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015.

Q:	Who is entitled to vote?
A:
Stockholders of record as of the close of business on March 20, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held on the Record Date. As of the Record Date, 237,365,913 shares of Amkor’s common stock were outstanding.

Q:	How do I vote?
A:	Registered holders may vote:
● In person at the Annual Meeting;
● By mail by signing and dating each proxy card you receive and returning it in the postage-prepaid envelope; or
● By internet or telephone, by following the instructions on the proxy card.

If your shares are held by a bank, brokerage firm or other record holder, please refer to your proxy card or other information provided to you for instructions on how to vote.

If you hold your shares through a broker and do not provide your broker with specific voting instructions, under the rules that govern brokers in such circumstances, your broker will have the discretion to vote such shares on routine matters, but not on non-routine matters. Even though we are a Nasdaq-listed company, the New York Stock Exchange (“NYSE”) rules govern how a broker licensed by the NYSE can vote shares it holds on behalf of stockholders of Nasdaq-listed companies. As a result:

●
Your broker will not have the authority to exercise discretion to vote your shares with respect to the election of directors, or the advisory vote on the compensation of our named executive officers, because NYSE rules treat those matters as non-routine.

●
Your broker will have the authority to exercise discretion to vote your shares with respect to the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 because that matter is treated as routine under NYSE rules.

Because the proposals to be acted upon at the 2015 Annual Meeting include both routine and non-routine matters, we anticipate that brokers may return proxy cards that vote uninstructed shares “FOR” or “AGAINST” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2015, but expressly state that the broker is NOT voting on the election of directors or the advisory vote on the compensation of our named executive officers. A broker’s withholding of a vote, in this case with respect to the election of directors or the compensation of our named executive officers, is referred to as a “broker non-vote”. Broker non-votes will not be counted as present or represented for purposes of determining whether stockholder approval of a matter has been obtained and thus will not have an effect on the outcome of the vote.

If you abstain from voting on approval (on an advisory basis) of the compensation of our named executive officers (Proposal Two), or ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Three), the abstention will have the same effect as a vote against the proposal. If you abstain from voting on the election of directors (Proposal One), the abstention will not have an effect on the outcome of the vote.

Q.	What is the voting requirement to approve each of the proposals?
A.
In the election of directors (Proposal One), the ten directors receiving the highest number of votes cast will be elected. Approval, on an advisory basis, of the compensation of our named executive officers (Proposal Two), and ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal Three), require the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting.

Q:	How can I change my vote or revoke my proxy?
A:
If you are a registered holder, you have the right to revoke your proxy and change your vote at any time before the meeting by submitting a later-dated proxy by mail, internet or telephone or by mailing a written notice of revocation to the attention of Amkor’s Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284. If your shares are held by a bank, brokerage firm or other record holder, please contact that firm or holder for instructions on how to change your vote or revoke your proxy.

Q:	What does it mean if I get more than one proxy card?
A:	It means you hold shares registered in more than one account. Submit all proxies to ensure that all your shares are voted.

Q:	What is a “quorum”?
A:
A “quorum” is a majority of the outstanding shares entitled to vote at the meeting being present at the meeting or represented by proxy. There must be a quorum for the meeting to be held and action to be validly taken. If you submit a properly executed proxy, even if you abstain from voting, then your shares will be counted toward the presence of a quorum. Abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A withheld vote is the same as an abstention. If a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter (broker non-votes), those shares will not be counted as present or represented for purposes of determining whether stockholder approval of that matter has been obtained but will be counted for purposes of establishing a quorum.

Q:	Who can attend the Annual Meeting?
A:
All stockholders as of the Record Date may attend. For stockholders of record, government-issued picture identification will be required to enter the meeting. If your shares are held in street name, please bring proof of share ownership with you to the Annual Meeting as well as your government-issued picture identification. A copy of your brokerage account statement or an omnibus proxy (which you can get from your broker) will serve as proof of share ownership. Individuals arriving at the meeting site will not be admitted unless we can verify ownership as of the Record Date as described above or by some other means.

Q:	How will voting on any other business be conducted?
A:
Although we do not know of any business to be considered at the 2015 Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your proxy gives authority to James J. Kim, Amkor’s Executive Chairman, and Stephen D. Kelley, Amkor’s President and Chief Executive Officer, to vote your shares on such matters at their discretion.

Q:	How and when may I submit proposals for the 2016 Annual Meeting?
A:
To have your proposal included in our proxy statement and form of proxy for the 2016 Annual Meeting of Stockholders, we must receive your written proposal no later than December 9, 2015. You may submit proposals after this date for consideration at the 2016 Annual Meeting of Stockholders, but we are not required to include any proposal submitted after this date in the proxy statement or proxy card.

If you intend to submit a proposal or nomination for director for the 2016 Annual Meeting (but not seek inclusion of such proposal or nomination in the company’s proxy materials), you must comply with the advance notice provisions in our bylaws. To be timely, we must receive written notice of your proposal no earlier than January 6, 2016 and no later than February 5, 2016.

All proposals must, under law, be an appropriate subject for stockholder action and must be submitted in writing to Amkor’s Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284. You should also be aware of certain other requirements you must meet to have your proposal brought before the 2016 Annual Meeting. These requirements are explained in Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and in our bylaws.

Q:	Who is soliciting proxies?
A:
This solicitation of proxies is made by the Board of Directors. All related costs will be borne by Amkor.
We have retained the services of Georgeson Inc. to aid in the distribution of our Annual Meeting materials to brokers, bank nominees and other institutional owners. We estimate we will pay Georgeson Inc. a fee of approximately $1,500 for such services.

Proxies may also be solicited by certain of Amkor’s officers and regular employees, without additional compensation, in person or by telephone or facsimile.

PROPOSAL ONE
ELECTION OF DIRECTORS
There are ten incumbent candidates nominated for election to the Board of Directors (“Board of Directors” or “Board”) this year. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the election of the ten nominees named below. Each nominee has consented to be named as a nominee in this proxy statement and to serve as a director, if elected. Should any nominee become unable or decline to serve as a director or should additional persons be nominated at the meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of as many nominees identified below as possible (and, if additional nominees have been designated by the Board to fill any vacancies, in such manner as to elect such additional nominees). Our nominees for the election of directors include six independent directors, as defined in the applicable rules for companies traded on Nasdaq. At the recommendation of our Nominating and Governance Committee, the Board has selected the nominees to serve as directors for a one-year term until our next annual meeting or until their successor is duly elected. We expect that each nominee will be able to serve as a director.
Required Vote
Directors are elected by a plurality of votes cast, so the ten candidates receiving the highest number of affirmative votes cast will be elected as directors. Votes withheld and broker non-votes are not counted toward the total votes cast in favor of a nominee.

The Board unanimously recommends a vote FOR the
election of each of the nominees for director below.
Nominees for the Board of Directors
The following table sets forth the names and the ages as of March 31, 2015 of our ten incumbent directors who are being nominated for re-election to the Board of Directors.

Name	Age	Position
James J. Kim	79	Executive Chairman of the Board
John T. Kim	45	Executive Vice Chairman of the Board
Stephen D. Kelley	52	President, Chief Executive Officer and Director
Roger A. Carolin(1)(2)(3)(4)	59	Director
Winston J. Churchill(2)(3)(4)	74	Lead Independent Director
Susan Y. Kim	52	Director
Robert R. Morse(1)(2)(4)	59	Director
John F. Osborne(1)(4)	70	Director
David N. Watson(1)(4)	56	Director
James W. Zug(1)(3)(4)	74	Director

Notes

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Governance Committee.

(4)	Qualifies as “independent” under the definition set forth in the Nasdaq listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations, as determined by the Board of Directors.
Biographies of Nominees for the Board of Directors
James J. Kim.    James J. Kim was appointed as Executive Chairman of the Board of Directors in October 2009. Mr. Kim served as our Chairman and Chief Executive Officer from September 1997 until October 2009. Mr. Kim founded our predecessor, Amkor Electronics, Inc., in 1968 and served as its Chairman from 1970 to April 1998. James J. Kim is the father of John T. Kim, Executive Vice Chairman of our Board and director Susan Y. Kim.

As a result of these and other professional experiences and his more than 45 years of service as our Chairman and Chief Executive Officer, Mr. Kim has a comprehensive understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in strategic planning and customer relationships, manufacturing and operations, and the finance areas relevant to the company, which are among the key attributes which qualify Mr. Kim for election to our Board.
John T. Kim.    John T. Kim has been a director of Amkor since August 2005, Vice Chairman of the Board of Directors since 2013, and was appointed Executive Vice Chairman in February 2015. Mr. Kim served in various capacities at Amkor between 1992 and 2005, as an Amkor employee and as an employee of our predecessor, Amkor Electronics, Inc., including Director of Investor Relations, Director of Corporate Development and Director of Procurement. John T. Kim is the son of James J. Kim, our Executive Chairman of the Board of Directors and brother of director Susan Y. Kim.
As a result of his years of service in various capacities at Amkor, including service on our Board, Mr. Kim has a significant understanding of the semiconductor industry and our business, and possesses particular knowledge and experience in our business and operations, and as an investor, which are among the key attributes which qualify Mr. Kim for election to our Board.
Stephen D. Kelley.    Stephen D. Kelley joined Amkor in May 2013 as President and Chief Executive Officer, and is also a member of our Board of Directors. Mr. Kelley has more than 25 years of experience in the global semiconductor industry, including as Executive Vice President and Chief Operating Officer of Cree from 2008 to 2011, and in executive roles at Texas Instruments and Philips Semiconductors. He has also held various managerial positions at National Semiconductor and Motorola. Prior to joining Amkor, Mr. Kelley served as Senior Advisor to Advanced Technology Investment Company, the Abu Dhabi-sponsored investment company that owns GlobalFoundries, until December 2012. Mr. Kelley holds a B.S. in Chemical Engineering from Massachusetts Institute of Technology and a J.D. from Santa Clara University.
As a result of these and other professional experiences, Mr. Kelley has a comprehensive understanding of the semiconductor industry and broad management experience in our business, and possesses particular knowledge and experience in strategic planning, business development, technology, manufacturing and operations relevant to our business, which are among the key attributes which qualify Mr. Kelley for election to our Board.
Roger A. Carolin.    Roger A. Carolin was elected to our Board of Directors in February 2006. Mr. Carolin is currently a Venture Partner at SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies, a position he has held since 2004. Mr. Carolin works to identify attractive investment opportunities and assists portfolio companies in the areas of strategy development, operating management and intellectual property. Mr. Carolin co-founded CFM Technologies, Inc., a global manufacturer of semiconductor process equipment, and served as its Chief Executive Officer for 10 years until the company was acquired. Mr. Carolin formerly worked for Honeywell, Inc. and General Electric Co., where he developed test equipment and advanced computer systems for on-board missile applications. Mr. Carolin holds a B.S. in Electrical Engineering from Duke University and an M.B.A. from the Harvard Business School.
As a result of these and other professional experiences and his prior service on our Board, Mr. Carolin has a significant understanding of the semiconductor industry and our business and possesses particular knowledge and experience in the technology, new business opportunities, the semiconductor supply chain, operations, management and finance areas relevant to our business, which are among the key attributes which qualify Mr. Carolin for election to our Board.
Winston J. Churchill.    Winston J. Churchill has been a director of Amkor since July 1998 and was appointed Lead Independent Director in August 2013. Mr. Churchill is the managing general partner of SCP Partners, a multi-stage venture capital firm that invests in technology-oriented companies. Mr. Churchill is also Chairman of CIP Capital Management, Inc., an SBA-licensed private equity fund. Previously, Mr. Churchill was a managing partner of Bradford Associates, which managed private equity funds on behalf of Bessemer Securities Corporation and Bessemer Trust Company. From 1967 to 1983, Mr. Churchill practiced law at the Philadelphia firm of Saul Ewing, LLP, where he served as Chairman of the Banking and Financial Institutions Department, Chairman of the Finance Committee and was a member of the Executive Committee. Mr. Churchill is a director of Griffin Land and Nurseries, Inc., Innovative Solutions and Support, Inc., Recro Pharma, Inc. and of various SCP portfolio companies. Mr. Churchill also served on the board of directors of Cyalume Technologies Holdings, Inc. and Direct Markets Holdings Corp. In addition, he serves as a director on the boards of a number of charities and as a trustee of educational institutions including the Gesu School and Scholar Academies, and is a Trustee Fellow of Fordham University and a former Trustee of Georgetown University. From 1989 to 1993, Mr. Churchill served as Chairman of the Finance Committee of the Pennsylvania Public School Employees’ Retirement System.
As a result of these and other professional experiences and his prior service on our Board, Mr. Churchill has a significant understanding of our business, and possesses particular knowledge and experience in the technology, corporate governance, finance and legal areas relevant to our business, which are among the key attributes which qualify Mr. Churchill for election to our Board.

Susan Y. Kim. Susan Y. Kim was elected to our board in February 2015. Ms. Kim is an active philanthropist who also sits on the Board of Directors of the Catholic Foundation of Greater Philadelphia and the Council of Emeritus Directors of the Philadelphia Orchestra. In the past she has served on numerous Boards of Directors including: the National Constitution Center, The Franklin Institute, The Gesu School, The Shipley School and EB Games Corp. Ms. Kim holds a B.A. in Sociology from Hamilton College. Susan Y. Kim is the daughter of James J. Kim, our Executive Chairman, and sister of John T. Kim, our Executive Vice Chairman.
As a result of her service as a director on numerous boards, including a publicly traded consumer electronics company and several educational institutions and charitable organizations, and other professional experiences, Ms. Kim possesses particular knowledge and experience that qualify her for election to our Board.
Robert R. Morse.    Robert R. Morse was elected to our board in February 2013. Mr. Morse is currently serving as Chairman of Bridge Investment Group Partners and its affiliates, a real estate fund manager, and as Chairman and Chief Executive Officer of PMC Partners, a private equity firm. Prior to that, Mr. Morse served in various positions with Citi and Salomon Smith Barney since the 1980s, including Chief Executive Officer of Citi’s Asia Institutional Client Group and Global Head of Investment Banking. Mr. Morse is a graduate of Yale University, the Harvard Graduate School of Business and the Harvard Law School.
As a result of these and other professional experiences, Mr. Morse possesses particular knowledge and experience in the accounting, finance, capital markets, mergers and acquisitions, and international operations areas relevant to our company, which are among the key attributes which qualify Mr. Morse for election to our Board.
John F. Osborne.    John F. Osborne has been a director of Amkor since August 2007. Since January 1998, Mr. Osborne has been President of Competitive Customer Support, an advisor to companies that manufacture integrated circuits or supply materials, equipment and services to the microelectronics industry. From 1988 to 1996, Mr. Osborne was a member of the executive staff of Lam Research, a supplier of wafer fabrication and equipment services to the semiconductor industry. At Lam, Mr. Osborne held the positions of Vice President of Strategic Development, Vice President of Quality and Vice President of Customer Support. Prior to joining Lam, Mr. Osborne held management positions at both Motorola, Inc. and Royal Philips Electronics from 1967 to 1985. Mr. Osborne served on the Strategic Advisory Board of DuPont Electronic Materials for six years and currently serves on the Executive Advisory Board of Brewer Science, a privately held chemical company. Mr. Osborne holds a degree in Metallurgical Engineering from the Colorado School of Mines.
As a result of these and other professional experiences and his prior service on our Board, Mr. Osborne has a significant understanding of the semiconductor industry and possesses particular knowledge and experience in the finance, management, markets, strategic opportunities, operating and technology areas relevant to our business, which are among the key attributes which qualify Mr. Osborne for election to our Board.
David N. Watson. David N. Watson has been a director of Amkor since August 2014. Mr. Watson is currently serving as Executive Vice President and Chief Operating Officer for Comcast Cable. In this role, Mr. Watson oversees the teams responsible for day-to-day operations of the cable division, including sales and marketing of cable video, high-speed Internet and voice services, as well as oversight of the three operating divisions and Comcast Spotlight, the advertising sales unit. Before joining Comcast Cable in 1991, he served for seven years with Comcast Cellular Communications, Inc., first as Senior Vice President of sales and marketing and later as President. Previously, he headed sales and marketing efforts at Bell Atlantic Mobile and Metrophone.
As a result of these and other professional experiences, Mr. Watson has broad management experience, and possesses particular knowledge and experience in the marketing, technology, and operations areas relevant to our business, which are among the key attributes which qualify Mr. Watson for election to our Board.
James W. Zug.    James W. Zug has been a director of Amkor since January 2003. Mr. Zug retired from PricewaterhouseCoopers in 2000 following a 36-year career at PricewaterhouseCoopers and Coopers & Lybrand, both public accounting firms. From 1998 until his retirement, Mr. Zug was Global Leader — Global Deployment for PricewaterhouseCoopers. From 1993 to 1998, Mr. Zug was Managing Director International for Coopers & Lybrand. He also served as the audit partner for a number of public companies over his career. PricewaterhouseCoopers is Amkor’s independent registered public accounting firm. Mr. Zug was not involved with servicing Amkor during his tenure at PricewaterhouseCoopers. Mr. Zug served on the boards of directors of Allianz Funds and Teleflex, Inc. until 2014. Mr. Zug also served on the board of directors of the Brandywine Group of mutual funds until September 2013. Mr. Zug also served on the boards of directors of SPS Technologies, Inc. and Stackpole Ltd. prior to the sale of both of these companies in 2003.
As a result of these and other professional experiences, his extensive experience as a certified public accountant and prior service on our Board, Mr. Zug has a significant understanding of our business and possesses particular knowledge and experience in the accounting, finance, international operations, compliance and governance areas relevant to our company, which are among the key attributes which qualify Mr. Zug for election to our Board.

CORPORATE GOVERNANCE
Board and Committee Meetings
The Board of Directors held four meetings and acted by unanimous written consent on two occasions during 2014. Each director attended at least 75 percent of all Board of Directors and applicable committee meetings.
The Board has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. All Committee members are appointed by the Board of Directors.
Audit Committee
We have a separately-designated Audit Committee. The current members of the Audit Committee are Messrs. Zug, Carolin, Morse, Osborne and Watson. Our Board of Directors has determined that each of Messrs. Zug, Carolin, Morse, Osborne and Watson meets the independence and financial sophistication requirements set forth in the Nasdaq listing standards and SEC regulations. In addition, the Board has determined that each of Messrs. Zug, Carolin, Morse and Osborne qualifies as an “audit committee financial expert” as defined in SEC regulations. The responsibilities of the Audit Committee include:

•	pre-approving all audit, audit-related and non-audit services provided to Amkor by Amkor’s independent registered public accounting firm;

•	appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	reviewing and providing guidance with respect to the external audit and Amkor’s relationship with its independent registered public accounting firm;

•	reviewing and discussing with management and the independent registered public accounting firm the contents of periodic reports filed with the SEC and Amkor’s earnings releases;

•	reviewing and approving related party transactions (unless such review and approval is conducted by another independent body of the Board of Directors);

•	reviewing and providing guidance regarding Amkor’s internal audit function;

•	discussing with management and internal audit representatives the activities, organizational structure and qualifications of our internal audit function;

•
reviewing any reports or information presented by management or internal auditors regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in our internal controls, and reviewing before release the disclosure regarding Amkor’s system of internal controls required under SEC rules to be contained in Amkor’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•
overseeing compliance with the requirements of the SEC for disclosure of the services provided by our independent registered public accounting firm and Audit Committee members, member qualifications and activities;

•	reviewing any legal matters that our general counsel has concluded could have a significant impact on our financial statements;

•	reviewing our policies and practices with respect to financial risk assessment and financial risk management;

•	instituting special investigations as and when the Audit Committee determines appropriate and necessary;

•	annually reviewing its own charter, structure, processes and membership requirements; and

•	establishing procedures for the confidential, anonymous submission by employees of concerns about questionable accounting or auditing matters.
The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at http://www.amkor.com. The Audit Committee met twelve times, and acted by unanimous written consent on one occasion in 2014. In executing its responsibilities, Audit Committee members regularly communicate with our management and independent registered public accounting firm.

Compensation Committee
The current members of the Compensation Committee are Messrs. Churchill, Carolin, and Morse. The responsibilities of the Compensation Committee include:

•	annually reviewing and approving the compensation, including annual base salaries and annual incentive opportunities and compensation policies for our executive officers;

•	reviewing and making recommendations to the Board regarding director compensation;

•
reviewing, approving and/or making recommendations to the Board regarding all forms of compensation to be provided to the Chief Executive Officer and all of our other executive officers, and reviewing, approving and/or making recommendations to the Board regarding general compensation goals, guidelines and bonus criteria for our employees;

•	administering and interpreting the terms and conditions of all current and future equity incentive plans;

•	reviewing, approving and/or making recommendations to the Board, as appropriate, regarding other plans that provide for compensation to our employees and directors;

•	reviewing and approving any material amendments to our 401(k) plan;

•	reviewing and approving the compensation discussion and analysis and committee report for inclusion in our annual proxy statement;

•	authorizing the repurchase of shares from terminated employees; and

•	annually reviewing the adequacy of its charter.
The Board has adopted a written charter for the Compensation Committee, a copy of which is available on our website at http://www.amkor.com. During 2014, the Compensation Committee met six times and acted by unanimous written consent on one occasion.
Nominating and Governance Committee
The current members of the Nominating and Governance Committee are Messrs. Churchill, Carolin and Zug. The responsibilities of the Nominating and Governance Committee include:

•	evaluates the current composition, organization and governance of the Board and its Committees and makes recommendations regarding such matters to the Board;

•	periodically assesses desired Board qualifications, expertise and characteristics for potential Board members, and evaluates and proposes nominees for election to the Board;

•	develops policies and procedures regarding the review and recommendation of nominees for director;

•	oversees the Board of Directors’ performance evaluation process;

•
evaluates and makes recommendations to the Board of Directors concerning the appointment of directors to Board Committees, the selection of Committee chairs, and the proposal of a slate of nominees for election to the Board of Directors;

•	evaluates and recommends termination of individual directors in accordance with the Board’s governance principles;

•	periodically reviews and re-examines the Nominating and Governance Committee’s charter, structure processes and membership and makes recommendations to the Board of Directors;

•	develops and recommends Corporate Governance Guidelines for the Board of Directors, and periodically reviews these guidelines as well as our corporate governance practices and procedures;

•	periodically reviews our Code of Business Conduct; and

•	periodically reviews continuing education for members of the Board.
The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our website at http://www.amkor.com. The Nominating and Governance Committee met five times during 2014.

The Nominating and Governance Committee’s goal is to ensure that the Board of Directors is made up of individuals of high integrity, personal character and ethical standards, and that the Board reflects a diverse range of professional backgrounds and experience relevant to our business. In the biographies of each of the nominees to the Board described above, we highlighted the experiences and qualifications that were among the most important to the Nominating and Governance Committee and Board in concluding that each such nominee should serve on our Board. The Nominating and Governance Committee determines the required selection criteria and qualifications of director nominees based upon the needs of our company at the time nominees are considered. The Nominating and Governance Committee considers factors including character, judgment, independence, age, expertise, length of service and other commitments, and diversity in experience and background that will strengthen the Board’s collective qualifications, skills and experience and contribute to the Board’s performance of its responsibilities in the oversight of our business.
The Nominating and Governance Committee will consider the above factors for nominees identified by the Nominating and Governance Committee. The Nominating and Governance Committee uses the same process for evaluating all nominees, regardless of the original source of nomination. The Nominating and Governance Committee does not currently use the services of any third party search firm to assist in the identification or evaluation of Board member candidates. The Nominating and Governance Committee may, however, use such services in the future as it deems necessary or appropriate. Susan Y. Kim and David N. Watson were identified and recommended as potential director nominees to the Nominating and Governance Committee by a non-management director.
It is the policy of the Nominating and Governance Committee to consider both recommendations and nominations from stockholders for candidates to the Board of Directors. Stockholders wishing to recommend a candidate for consideration by the Nominating and Governance Committee for election to the Board of Directors can do so by writing to our Corporate Secretary at our principal executive offices. Stockholders shall give (i) such candidate’s name, home and business contact information, (ii) a representation that the nominating person intends to appear in person or by proxy at the meeting to nominate the candidate, (iii) if known, the class and total number of shares of Amkor stock beneficially owned by the candidate, (iv) a description of all arrangements or understandings between the nominating person and the candidate and any other person (naming such person) pursuant to which the nomination is being made, (v) detailed biographical data and qualifications, including such candidate’s age and principal occupation, (vi) written indication of the candidate’s willingness to serve if elected, (vii) the nominating person’s name and address, (viii) evidence of the nominating person’s ownership of Amkor stock and (ix) a representation whether the nominating person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Amkor’s outstanding stock required to elect the candidate and/or otherwise to solicit proxies from stockholders in support of the nomination. Nominations for consideration at the 2016 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than February 5, 2016.
Director Independence
The Board of Directors has determined that each of Messrs. Carolin, Churchill, Morse, Osborne, Watson and Zug is independent under the Nasdaq listing standards and SEC rules. In reaching a determination that Mr. Churchill is independent under the Nasdaq listing standards and SEC rules, the Board of Directors considered certain relationships between entities affiliated with Mr. Churchill and entities affiliated with James J. Kim. These relationships include transactions, investments or partnerships in which Mr. Churchill and Mr. Kim, or entities affiliated with them, have a direct or indirect financial interest. None of these relationships involved Amkor. The Board determined that Mr. Churchill satisfies the independence requirements set forth by both Nasdaq and the SEC. In reaching a determination that Mr. Morse is independent under the Nasdaq listing standards and SEC rules, the Board considered investments which Mr. Kim has in funds affiliated with an entity in which Mr. Morse has an interest. These investments do not involve Amkor. The Board determined that Mr. Morse satisfies the independence requirements set forth by both Nasdaq and the SEC.
Communications with the Board of Directors
Although we do not currently have a formal policy regarding communications with the Board of Directors, stockholders may communicate with the Board of Directors by writing to us at Amkor Technology, Inc., Attn: Corporate Secretary, 2045 East Innovation Circle, Tempe, Arizona 85284. Stockholders who would like their submission directed to a particular Board member may so specify, and the communication will be forwarded, as appropriate.
Corporate Governance Guidelines and Codes of Ethics
Our Board has adopted Corporate Governance Guidelines, a Code of Business Conduct which applies to all of our officers and employees worldwide, and a separate Director Code of Ethics which applies to our directors. These documents are available on our website under the heading “Corporate Governance” at http://www.amkor.com.

Board Leadership Structure
As part of its review of Amkor’s overall corporate governance practices, the Board of Directors periodically reviews its leadership structure. James J. Kim, Amkor’s founder, serves as the Executive Chairman of the Board of Directors. Amkor has a separate President and Chief Executive Officer who is also a member of the Board of Directors. As a result of this structure, Amkor continues to benefit from Mr. Kim’s extensive experience in the semiconductor industry and management expertise based on his longstanding leadership role. Amkor also benefits from the expertise and broad management experience that our President and Chief Executive Officer, Mr. Kelley, brings to the Board.
John T. Kim has served as Vice Chairman of the Board since August 2013. The Vice Chairman is responsible for assisting the Chairman of the Board, presiding over meetings of the Board in the absence of the Chairman, and for such other duties and responsibilities as set forth in the Bylaws or determined by the Board or the Chairman from time to time. In February 2015, John T. Kim was named Executive Vice Chairman of the Board. In this role, he will work closely with the company's senior executives in formulating strategy and policies and providing guidance regarding operations for our subsidiary Amkor Technology Korea.
The Board has established the position of Lead Independent Director of the Board. The Lead Independent Director is responsible for coordinating the activities and agenda for the Board’s independent directors, serving as liaison between the Chairman and the Board’s independent directors, advising the Chairman regarding the flow of information from management necessary for the independent directors to effectively and responsibly perform their duties, consulting with the Chief Executive Officer regarding any concerns of the other directors, and such other responsibilities as set forth in our Corporate Governance Guidelines. The independent directors have designated Winston J. Churchill to serve as Lead Independent Director of the Board.
We believe this Board structure is effective for Amkor and an appropriate allocation of leadership responsibilities.
Executive Sessions
Consistent with our Corporate Governance Guidelines, the non-employee directors of the Board regularly hold executive sessions. The Audit Committee, in accordance with its charter, meets separately with our Chief Financial Officer throughout the year to review our financial affairs, and meets separately in sessions with the independent registered public accounting firm, internal auditors and members of management at such times the Committee deems appropriate to fulfill its responsibilities under the charter. The Nominating and Governance and Compensation Committees also meet in executive session as deemed appropriate.
Risk Oversight
The Board is responsible for overseeing Amkor’s risk management process and views risk oversight as one of the important functions it performs as a Board of Directors. While the Board is ultimately responsible for risk oversight, Board committees assist the Board in fulfilling this oversight responsibility through periodic meetings and discussions with management and company advisors, and reports to the full Board with respect to certain categories of risk.
With the assistance of the Nominating and Governance Committee, the Board has identified certain categories of risk to the company, and assigned oversight responsibility with respect to those risks to the Board as a whole and delegated to its committees specific categories of risk based on the particular functions and responsibilities of such committees.
As part of its overall responsibility for risk oversight, the Board directly oversees, among other areas, business strategy, customer and industry trends, financial performance, liquidity and capital expenditures, operations, insurance coverage, intellectual property, research and development, labor and human resources, and litigation. The Audit Committee is responsible for, among other areas, financial risk oversight including issues related to financial reporting and accounting, internal controls, disaster recovery, fraud and taxes. The Compensation Committee assesses and monitors risks related to our compensation practices and other related areas. The Nominating and Governance Committee has responsibility for oversight of risks related to, among other areas, the company’s corporate governance policies and practices that help position the Board to effectively carry out its risk oversight responsibility.
Amkor’s management is responsible for day-to-day risk management. Management’s responsibilities include identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial and operating levels and the development of processes for mitigating these risks. At periodic meetings of the Board and its committees and in other meetings and discussion, management reports to and seeks guidance from the Board and its committees, as applicable, with respect to matters that could affect the company’s risk profile, strategic plans, risk mitigation strategies and other aspects of the company’s business. The Board oversees and monitors management in the execution of its risk oversight role.

Annual Meeting Attendance
All directors are encouraged, but not required, to attend our Annual Meeting of Stockholders. Seven of our eight incumbent directors who were directors at the time of the 2014 Annual Meeting of Stockholders attended the 2014 Annual Meeting of Stockholders.
Certain Relationships and Related Transactions
Related Party Transactions
As of February 27, 2015, Mr. James J. Kim, the Executive Chairman of our Board of Directors, and members of his immediate family and related trusts and an affiliate beneficially owned approximately 58% of our outstanding common stock.
In May 2011, we sold $400 million of our 6.625% Senior Notes due 2021 (the “2021 Notes”) to qualified institutional buyers and to one of Mr. Kim's affiliates. Mr. Kim's affiliates purchased $75 million of the 2021 Notes. The full amount of the 2021 Notes remains outstanding and the aggregate amount of interest paid to Mr. Kim's affiliate in respect of the 2021 Notes was $5.0 million in 2014.
Review and Approval of Related Party Transactions
We review all relationships and transactions in which we and our directors, executive officers or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest. Management is primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based on the facts and circumstances, whether we or a related party have a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to us or a related party are disclosed in our proxy statement. In addition, pursuant to the Audit Committee Charter, the Audit Committee, or a committee of independent directors duly appointed by the Board, reviews and approves related party transactions in accordance with Nasdaq rules. In the course of its review and approval of a disclosable related party transaction, the Committee considers:

•	whether the transaction is in the best interest of the company and its stockholders;

•	the nature of the related party’s interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related party;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the committee deems appropriate.
Any member of the Audit Committee who is a related party with respect to a transaction under review may not participate in the deliberations or vote respecting approval of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.
Compensation Committee Interlocks and Insider Participation
During 2014, the Compensation Committee of our Board of Directors consisted of Messrs. Churchill, Carolin and Morse. No member of the Compensation Committee was an officer or employee of Amkor or any of Amkor’s subsidiaries during 2014, or had any relationship requiring disclosure under SEC regulations. None of Amkor’s Compensation Committee members or executive officers has served on the board of directors or on the compensation committee of any other entity of whose executive officers served on our Board of Directors or on our Compensation Committee.

DIRECTOR COMPENSATION
Annual Retainer and Fees
During 2014, non-employee directors received an annual retainer, which was paid quarterly, and Board and Committee meeting fees. The cash compensation structure for our non-employee Board members for 2014 is set forth in the following table.

Annual Retainer for Board Members	$50,000
Additional Annual Fees:
Vice Chairman	25,000
Lead Independent Director	25,000
Audit Committee Chairman	15,000
Compensation Committee Chairman	15,000
Nominating and Governance Committee Chairman	10,000
Fee per Board and Committee Meeting attended in person	2,000
Fee per Board and Committee Meeting attended telephonically	1,000
In addition to the retainer and fees above, we also reimburse non-employee directors for travel and other reasonable out-of-pocket expenses incurred by them in attending Board and Committee meetings. Directors who are also employees or officers of Amkor do not receive retainers or meeting fees.
Equity Compensation
Upon re-election to the Board of Directors at our 2014 Annual Meeting, each non-employee director received an option to purchase 20,000 shares of our common stock under the terms of the Amkor Technology, Inc. Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”). Historically, the 2007 Equity Plan provided for an initial grant of an option to purchase 20,000 shares of our common stock to each new non-employee director when such individual first becomes a director. In addition, historically, under the terms of the 2007 Equity Plan, each non-employee director is automatically granted an additional option to purchase 20,000 shares of our common stock when the director was re-elected to the Board of Directors by our stockholders, provided that the director had served on our Board for at least six consecutive months prior to re-election.
Automatic director option grants have a term of ten years and historically have vested on each of the first three anniversary dates of the date of grant. Subject to certain customary exceptions, unvested and unexercised vested options are forfeited if a director ceases to be a member of the Board of Directors. In the event of a change in control the acquiring entity or corporation may either assume all outstanding options or may substitute equivalent options. Following an assumption or substitution, if the director is terminated, other than upon a voluntary resignation, any assumed or substituted options will vest and become exercisable in full. If the acquiring entity does not either assume all of the outstanding options or substitute an equivalent option, each option issued will immediately vest and become exercisable in full.
In March 2015, the Board of Directors and the Compensation Committee approved the following changes to the 2007 Equity Plan with respect to our non-employee directors, and certain amendments to outstanding options held by our non-employee directors.
The terms of the initial grant of options described above were amended to provide that, upon first becoming a director, each non-employee director will be granted an initial option for a pro-rata portion of the annual grant of 20,000 shares, corresponding to the period of service from the date on which such individual first becomes a director and the date of the company's next annual meeting. In addition, the vesting period for the initial option grant was amended to provide that the option will vest in full on the date of the first annual meeting of the company following the date on which the individual first becomes a director, subject to the director’s continuous service on the Board of Directors.

The terms of the automatic annual grant of options described above were amended to provide that the option will vest in full on the first anniversary of the grant date, subject to the director’s continuous service on the Board, and that all directors who are elected to the Board at an annual meeting will receive an automatic annual grant of options at such meeting. In addition, the vesting schedules of all outstanding non-employee director options were amended to provide that such options will become fully exercisable on the first anniversary of the grant date, and to provide that the vested portion of such options will remain exercisable for a period of two years following the date on which the director ceases to be a member of the Board or the tenth anniversary of the grant date, whichever is sooner.

Upon first becoming a director, in addition to the initial grant of options described above, each non-employee director will be granted restricted stock having a fair market value equal to the pro-rata portion of the annual grant of $40,000, corresponding to the period of service from the date on which such individual first becomes a director and the date of the company's next annual meeting. Such restricted stock will vest on the date of the first annual meeting of the company following the date on which the individual first becomes a director, subject to the director’s continuous service on the Board.

At each annual meeting, in addition to the automatic annual grant of options described above, upon re-election to the Board, each non-employee director will automatically be granted restricted stock having a fair market value on the grant date of $40,000. Such restricted stock will vest in full on the first anniversary of the grant date, subject to the director’s continuous service on the Board.

Our stock ownership guidelines for non-employee directors were amended to require non-employee directors to own shares of our common stock equal in value to five times their annual cash retainer (within a five-year period), and to impose a holding requirement on shares acquired under stock options or restricted stock awards.

Summary Director Compensation Table for 2014
The following table shows compensation information for our Executive Chairman, Executive Vice Chairman and non-employee directors for the year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)	Option Awards (3)(4)(5)($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
James J. Kim, Executive Chairman (1)	600,000	—	1,039,230	1,639,230
John T. Kim, Executive Vice Chairman (2)	95,000	99,768	—	194,768
Roger A. Carolin	93,000	99,768	—	192,768
Winston J. Churchill, Lead Independent Director	135,000	99,768	—	234,768
Robert R. Morse	91,000	99,768	—	190,768
John F. Osborne	90,000	99,768	—	189,768
David N. Watson	37,000	106,064	—	143,064
James W. Zug	107,000	99,768	—	206,768
Notes

(1)
Mr. James J. Kim is compensated for his services as our Executive Chairman of the Board and his compensation is approved annually by the Compensation Committee. Mr. Kim’s 2014 non-equity incentive compensation opportunity was based on the same performance criteria approved by the Compensation Committee for our executive officers, as described below in the Compensation Discussion and Analysis.

(2)
For 2014, Mr. John T. Kim was compensated for his service as a non-employee director and as Vice Chairman of the Board. In connection with his appointment as Executive Vice Chairman in February 2015, the Compensation Committee approved Mr. Kim's compensation for 2015, which includes an annual base salary of $425,000 and a non-equity incentive bonus opportunity (75% of base salary), based on the same performance criteria approved by the Compensation Committee for our executive officers for 2015.

(3)
The amounts in the Option Awards column reflect the aggregate grant date fair value of such awards for the year ended December 31, 2014, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC 718”). Assumptions used in the calculation of these amounts are included in Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2015. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(4)
Under the director compensation program, non-employee directors received an annual grant of 20,000 stock options upon re-election. For 2014, stock options were granted on May 13, 2014 with an exercise price of $9.17, the closing price of our common stock on the date of grant. As amended in March 2015, options will become fully exercisable on the first anniversary of the grant date subject to continued service on such date. Mr. Watson was granted 20,000 stock options upon his election to the Board on August 20, 2014, with an exercise price of $9.87, the closing price of our common stock on the date of grant, and subject to the same vesting conditions that apply to the options granted to other non-employee directors.

(5)
Outstanding stock options as of December 31, 2014 for Amkor’s directors (other than Mr. Kelley) are as follows: Mr. James J. Kim — 345,000, Mr. Carolin — 150,000; Mr. Churchill — 130,000; Mr. John T. Kim — 180,000; Mr. Morse — 40,000; Mr. Osborne — 136,666; Mr. Watson — 20,000; and Mr. Zug — 170,000. None of our non-employee directors held any other stock awards as of December 31, 2014.

EXECUTIVE OFFICERS
The name, age, position and a brief account of the business experience of our Chief Executive Officer and each of our other executive officers as of March 31, 2015 is set forth below.

Name	Age	Position
Stephen D. Kelley	52	President and Chief Executive Officer
ChoonHeung Lee	56	Executive Vice President of Worldwide Manufacturing Operations, and Chief Technology Officer President, Amkor Technology Korea
Giel Rutten	57	Executive Vice President, Advanced Products
Joanne Solomon	49	Executive Vice President and Chief Financial Officer
John C. Stone	58	Executive Vice President, Global Sales and Marketing
Gil C. Tily	61	Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
Stephen D. Kelley.  For a brief biography on Mr. Kelley, please see “Proposal One — Election of Directors”
ChoonHeung Lee.  ChoonHeung Lee was appointed as our Executive Vice President of Worldwide Manufacturing Operations and was named President of our subsidiary Amkor Technology Korea in February 2015. Mr. Lee continues to serve as our Chief Technology Officer, a position he has held since 2013. Mr. Lee joined Amkor's Simulation and Advanced Product Development group in 1996. In 2004, he was promoted to Head of R&D, and in 2010, he became Amkor’s Head of Corporate Technology. Mr. Lee has written 23 research papers on various packaging technology related subjects and has been granted 26 patents in Korea and 11 patents in the United States. He holds a Bachelor’s degree in Physics and a Master’s degree in Statistical Physics from Korea University, as well as a Master’s degree and Ph.D. in Physics from Case Western Reserve University.
Giel Rutten.  Giel Rutten joined Amkor in January 2014 as the Executive Vice President of Advanced Products. Mr. Rutten has close to 30 years of experience in the global semiconductor industry. Over the previous four years, he served as Chief Executive Officer of Ledzworld, an LED technology company. Prior to that, he was Senior Vice President and General Manager for the Home Business Unit of NXP B.V. (formerly, Philips Semiconductors). Mr. Rutten first joined Philips in 1984, and served in various key management positions in the areas of general management, marketing, operations and engineering in Europe, Asia and the United States. Mr. Rutten holds a Master's degree in Physics and Chemistry from the University of Nijmegen, the Netherlands.
Joanne Solomon.  Joanne Solomon has served as Executive Vice President and Chief Financial Officer since January 2009 and as Corporate Vice President and Chief Financial Officer since November 2007. Prior to assuming her position as Chief Financial Officer, Ms. Solomon served as our Senior Vice President of Finance and Corporate Controller since 2006. Ms. Solomon joined Amkor in 2000 and has held a number of finance and accounting positions, including Senior Vice President Finance and Treasurer, Vice President Finance and Business Assurance, Vice President Financial Planning and Analysis, and Senior Director Reporting and Analysis. Ms. Solomon also worked at PricewaterhouseCoopers for 10 years, and is a certified public accountant. Ms. Solomon holds a Bachelor’s degree in Business and Administration from Drexel University and an M.B.A. in International Management from the Thunderbird School of Global Management.
John C. Stone.  John C. Stone joined Amkor in 2002 and has served in various senior sales management positions. He is currently the Executive Vice President of Global Sales and Marketing. Prior to assuming his current position, Mr. Stone served as Corporate Vice President for U.S. IDM Sales since 2011, and as Senior Vice President of Southwest Region Sales since 2006. He has over 30 years of industry experience in semiconductor package engineering, sales and sales management, including executive and management positions with ChipPAC, Kyocera America, Sumitomo America and General Electric Ceramics. Mr. Stone holds a Bachelor's degree in Engineering from Purdue University.
Gil C. Tily.  Gil C. Tily was appointed Executive Vice President and Chief Administrative Officer in May 2008 and has served as our General Counsel and Corporate Secretary since he joined Amkor in 2007. Prior to joining Amkor, Mr. Tily was a partner in the law firm of Dechert LLP where he worked for 28 years. Mr. Tily holds an A.B. in Politics from Princeton University and a J.D. from the University of Pittsburgh School of Law.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Executive Summary
The primary objectives of our compensation program are to attract personnel for positions of substantial responsibility, and to provide appropriate incentives for them to perform to the best of their abilities to promote the success of our business and build long-term value for our stockholders. The outsourced semiconductor packaging and test market is very competitive. To compete effectively, we need key senior management and technical personnel with the talent, leadership and commitment to manage and operate our business, develop effective business strategies, differentiate our products and services, and anticipate and respond effectively to new challenges. To achieve these objectives we offer a competitive compensation package consisting primarily of base salary, performance-based annual cash bonus opportunities and equity-based awards, with an emphasis on cash compensation.
In determining the compensation of our named executive officers for 2014, the Compensation Committee considered the current economic environment, the company’s financial results, the views of our Executive Chairman, the many contributions of our named executive officers that are not fully reflected in our financial results, the highly competitive nature of the company’s industry, compensation data provided by the Compensation Committee’s independent compensation consultant and the need to attract, retain and motivate a team of highly qualified and dedicated senior executives who are critical to the long-term success of the company.
The Compensation Committee also considers the results of the company’s advisory vote on executive compensation, which is held on an annual basis consistent with the preference expressed by our stockholders. Our stockholders overwhelmingly approved the compensation of the named executive officers at our last Annual Meeting, with approximately 98% of votes cast in favor of approval. Although this vote is non-binding, we view this vote as a strong endorsement of our current executive compensation program and policies.
Objectives and Philosophy of Executive Compensation Program
The objectives of our compensation program guide our Chief Executive Officer and Compensation Committee in designing pay packages with an appropriate mix of fixed and variable compensation to enable the company to recruit, motivate and retain key executives while maintaining a competitive cost structure. The Compensation Committee reviews proposed compensation packages with our Chief Executive Officer in determining compensation packages for our key executives (other than our Chief Executive Officer). The Chief Executive Officer and Compensation Committee also consult with the Executive Chairman in determining compensation packages.
Given the competitive and highly cyclical nature of our business, the Compensation Committee retains the flexibility to design an executive compensation structure that allows for a mix of cash, equity and other incentives that meets the overall compensation program objectives. Because of the highly cyclical nature of the semiconductor industry and the volatility of our stock price in recent years, it has been the philosophy of our Executive Chairman that equity compensation should not be the primary driver of our compensation program. As a result, the cash compensation component (base salary plus bonus opportunity) has historically represented a greater portion of total compensation opportunity than the equity component in our executive compensation structure. Consistent with the goal of maintaining flexibility in our executive compensation program, the Compensation Committee does not target short-term and long-term and cash and non-cash compensation at a specific percentage of overall compensation opportunity. Instead, the Compensation Committee retains the discretion to allocate compensation opportunities within these categories as it deems appropriate to achieve our overall compensation objectives.
Historically, the Compensation Committee and our Chief Executive Officer, in consultation with our Executive Chairman, have evaluated and monitored the effectiveness of our overall executive compensation arrangements on an ongoing basis. In 2014, the Compensation Committee retained Frederic W. Cook & Co., a compensation consultant, to assist the Compensation Committee in reviewing the company’s compensation structure for executives, including the standard elements of base salary, performance-based cash bonuses, and equity incentive programs, and in the selection of comparison companies for providing data to be used when evaluating our executive compensation arrangements. The Compensation Committee has considered the data provided by its compensation consultant from time to time at a macro level as part of its determination of whether the overall level of compensation for each of our named executive officers is reasonable in light of market conditions. However, the Compensation Committee does not use the data to establish any element of compensation at a particular benchmark or percentile level.
The Compensation Committee reviews and approves the compensation for our executive officers, including our Chief Executive Officer. It is the practice of the Compensation Committee to submit to the full Board for review and approval, any significant changes to the Chief Executive Officer’s compensation. In setting our executive officers’ overall compensation, the Compensation Committee generally considers a variety of factors related to the company's performance, including in the case of our 2014 annual bonus program for executives: (i) sales growth, (ii) gross profit and (iii) China/Taiwan Fabless Sales Growth, each of which were calculated based on a pre-determined method as set by the Compensation Committee, as described in more detail below. These performance metrics were selected because the Compensation Committee and our Chief Executive Officer believed that sales growth, including China/Taiwan Fabless Sales Growth, and gross profitability are key drivers for increasing shareholder value. Other factors considered by the Compensation Committee typically include the achievement of other financial and operating business objectives, our fiduciary and corporate responsibilities, competitive practices and trends, regulatory requirements and individual performance.
Executive Compensation Decisions for 2014
For 2014, our Chief Executive Officer recommended a compensation program for the company’s senior executives, including the named executive officers (other than himself). Mr. Kelley consulted with other senior executive officers and our Executive Chairman regarding his recommendations. The Compensation Committee, with the assistance of data provided by its compensation consultant, reviewed the recommendations from Mr. Kelley, and made adjustments as it deemed appropriate. The executive compensation arrangements that were approved by the Compensation Committee for 2014 consisted of a combination of base salary and a performance-based annual cash bonus opportunity.
In 2014, the Compensation Committee approved a compensation package for Mr. Giel Rutten, who was hired in January 2014 as Executive Vice President of Advanced Products. Mr. Rutten's compensation package consisted of a combination of base salary, a performance-based annual cash bonus opportunity, and stock options (each as described below).
Risk Assessment
In March 2015, in connection with the preparation of this Proxy Statement, the Compensation Committee reviewed and evaluated the company’s executive compensation and general compensation policies and practices. As part of that process, the Compensation Committee evaluated whether such policies and practices would create risks that were reasonably likely to have a material adverse effect on the company. The Compensation Committee considered a number of factors, including the key components of the company’s compensation programs and the relative weighting of those components as part of overall compensation, as well as the considerations enumerated by the SEC. The Compensation Committee also considered the fact that base salary, which represents a meaningful portion of each executive's overall compensation opportunity, is not performance-based. Prior to the Compensation Committee’s review, members of the executive management team (in consultation with the company’s outside legal counsel) also reviewed the company’s compensation policies and practices and considered whether those policies and practices were likely to encourage inappropriate risk-taking by executives or other employees. Based on the foregoing, the company concluded that its compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on the company.
Independence of Compensation Committee
All members of the Compensation Committee have been determined by the Board of Directors to be independent directors in accordance with Nasdaq, SEC and Internal Revenue Code rules. The Compensation Committee operates under a written charter that has been approved by the Board of Directors. A copy of the charter is available on our website at http://www.amkor.com.
Our Compensation Program Rewards Individual and Company Performance
Our compensation program is designed to reward high levels of performance at a company and individual level. Our key executive incentive compensation components currently consist of cash bonuses and equity grants, both of which are designed to reward our company-wide performance and superior individual performance. In addition, given the volatility of our industry and the impact that volatility has on our variable pay, we also strive to provide competitive base salaries in order to ensure a baseline level of stable income, and health and welfare benefits in order to promote the well-being of our executives.
Our Chief Executive Officer reviews the performance of each of his direct reports on an ongoing basis. Based on this ongoing assessment of performance, our Chief Executive Officer makes recommendations regarding the compensation of executive officers (other than his own).
Our compensation program is designed to reward performance rather than longevity of service. We do not maintain a pension program for our U.S.-based executives, other than the 401(k) plan that is generally available to U.S. employees. All salary increases and non-benefit related compensation other than base salary are structured in a manner that rewards performance, not length of service.
Although our current long-term incentive program consists of stock option and restricted stock grants that vest over time, the intrinsic nature of a stock option is that it will only provide value to the executives to the extent our stock price increases over the life of the stock option. Restricted stock provides a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term shareholder value through appreciation in the company’s stock price.
Elements of our Compensation Program
The company provides two main types of compensation — fixed compensation and variable compensation. Fixed elements of compensation are not correlated directly to any measure of the company's performance and include items such as (i) base salary, (ii) 401(k) matching contributions, (iii) health and welfare benefits, and (iv) limited perquisites and supplemental benefits. Variable elements of compensation are based on performance and include such items as annual performance bonuses, and equity awards in the form of options to purchase shares of our common stock, restricted stock, or similar equity-based incentives. Although the company does not have a policy obligating us to provide severance benefits to terminated executives or employees, the company has provided severance benefits to certain executives and other employees on a discretionary basis.
Base Salary
The Compensation Committee believes that the primary purpose of base salaries is to provide a stable source of income in order to attract and retain key executives. We also use base salary increases to reward high performing executives and to recognize increases in the scope of an individual’s responsibilities. We seek to set base salaries at a level that is sufficient to be attractive to current and prospective executives. The primary factors we consider when setting base salaries include the experience and expertise of the individual, the value of the position to our organization and ongoing strategy, the competitive market environment, internal equity considerations, and the input of our Chief Executive Officer and our Executive Chairman. In 2014, Mr. Kelley's base salary increased from $650,000 to $700,000 in accordance with the terms of his employment offer letter dated April 30, 2013. The Compensation Committee did not approve increases in the base salaries of any of our other named executive officers during 2014.
Annual Incentive Opportunities
We have generally paid cash bonuses to our executives based on the executive’s performance and our financial results. Cash bonuses, if any, are typically paid in the year following the year during which performance was measured. The primary purpose of cash bonuses is to focus the attention of key executives on our operational and financial performance. In addition, unlike stock options or restricted stock, our cash bonus program allows us to set individual and company-wide goals that are viewed as critical to our overall success on an ongoing basis. This provides us with the flexibility to adapt our focus and goals as business priorities and executives’ roles change over time. Bonuses are paid to executives for a given year only if the performance goals approved by the Compensation Committee are achieved. Furthermore, even if such performance goals are achieved, the Compensation Committee retains the discretion to reduce an executive’s earned bonus based on such factors as it determines relevant.
Bonus opportunities for the named executive officers for 2014 were established by the Compensation Committee under the Amkor Technology, Inc. Executive Incentive Bonus Plan (the “Executive Bonus Plan”). In 2014, Mr. Kelley's target bonus changed from 135% to 100% of base salary, in accordance with the terms of his employment offer letter dated April 30, 2013. No other changes were made to the target bonus opportunities of our named executive officers from 2013. In setting the target bonus levels, the Committee considered, among other factors, alignment of executive compensation with creation of stockholder value. The following table sets forth the target bonus levels for 2014:

Target Bonus as a Percentage of Base Pay
James J. Kim	135%
Executive Chairman(1)
Stephen D. Kelley	100
President and Chief Executive Officer
Joanne Solomon	85
Executive Vice President and Chief Financial Officer
Gil C. Tily	85
Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary
JooHo Kim	75
Former President, Amkor Technology Korea and Executive Vice President, Worldwide Manufacturing Operations
Giel Rutten	75
Executive Vice President, Advanced Products
 Notes

(1)
While Mr. James J. Kim is not one of our executive officers, he has been included here as his incentive compensation for 2014 was established based on the same performance criteria approved by the Compensation Committee for our executive officers.

Our 2014 Executive Bonus Plan provided each participant with a target bonus amount that could be earned based on achievement of the following four performance goals: (i) Sales Growth (weighted at 30%), (ii) Gross Profit (weighted at 35%), (iii) China/Taiwan Fabless Sales Growth (weighted at 15%) and (iv) Discretionary/Individual Performance (weighted at 20%). For purposes of the 2014 Executive Bonus Plan, Sales Growth, Gross Profit and China/Taiwan Fabless Sales Growth were determined based on net sales, gross profit and China/Taiwan Fabless Sales Growth as reported in our audited consolidated financial statements, to be adjusted for extraordinary items such as legal settlements and accruals, sales, costs and other charges associated with mergers and acquisitions, non-routine restructuring charges, certain tax impacts and other similar items as approved by the Compensation Committee.
The 2014 Executive Bonus Plan used the following payout formula:

•
A threshold, target and maximum level of performance was established with respect to (i) Sales Growth, (ii) Gross Profit and (iii) China/Taiwan Fabless Sales Growth. With respect to each of these three performance criteria, achievement of less than the threshold level of performance would result in a payout of 0% of the weighted target; achievement of the target level of performance would result in a payout of 100% of the weighted target; and achievement of the maximum level of performance would result in a payout of 150% of the weighted target.

•	0% of the target bonus amount was to be paid if less than the threshold levels of performance were achieved with respect to all four performance goals;

•	100% of the target bonus amount was to be paid if the target levels of performance were achieved with respect to all four performance goals; and

•	150% of the target bonus amount was to be paid if the maximum levels of performance were achieved with respect to all four performance goals.
Each goal was independent of the other goals, such that if the target for Gross Profit was achieved, but the threshold targets for the other three performance goals were not achieved, it would have still been possible to earn a 2014 bonus. In the event that performance for any metric was greater than the threshold but less than the target, or was greater than the target but less than the maximum, then the payout for such metric would be pro-rated on a straight line basis.
In February 2015, the Compensation Committee determined that the named executive officers and Mr. James J. Kim would be entitled to bonuses equal to 128% of their respective target bonus opportunities based on the level of achievement of each of the four performance goals for 2014.

Long-term Incentive Compensation
The company has granted equity-based awards to executives from time to time, typically in the form of stock options or restricted stock with time-based vesting requiring continued service through each vesting date. The primary purpose of granting equity-based awards is to align our executives and stockholders with a common goal of long-term stockholder value creation. The Compensation Committee believes that stock options issued with exercise prices equal to fair market value on the date of grant that have a time-based vesting requirement can be an effective retention and incentive tool because the stock options only produce value to the extent that the employee continues to be employed by us and the stock price increases, which in turn creates value for all stockholders. The Compensation Committee also believes that restricted stock grants are an appropriate incentive compensation tool because they provide a base level of long-term incentive compensation vesting over time that promotes the retention of key employees and ties executive compensation to the creation of long-term stockholder value through appreciation in the company’s stock price.
Historically, the Chief Executive Officer typically consulted with other senior executive officers and our Executive Chairman regarding his recommendations for the number of stock option and restricted stock awards granted to our executive officers (other than the Chief Executive Officer), and the frequency of grants. The Compensation Committee, with the assistance of its compensation consultant, reviews the recommendations from the Chief Executive Officer, and makes adjustments as it deems appropriate. Although a number of factors are considered, the number of stock option and restricted stock awards granted to our executive officers is determined on a case-by-case, discretionary basis, rather than on a formula basis. Factors considered include individual performance potential, retention and competitive market-based compensation packages. The number of stock option and restricted stock awards granted to our Chief Executive Officer, and the frequency of grants to him, is determined in the discretion of the Compensation Committee.
In February 2014, the Compensation Committee approved a grant to Mr. Rutten of an option to purchase 100,000 shares of our common stock in connection with his hiring as Executive Vice President of Advanced Products. In approving the grant, the Compensation Committee took into account Mr. Rutten's experience and his anticipated role as a key member of the executive management team, as well as prior option grants made to the company's other executive officers. None of our other named executive officers were granted equity-based awards during 2014.
Timing of Grants. The Compensation Committee has not granted, nor does it intend in the future to grant, stock options to executives in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. In addition, discretionary stock option grants may not be made during certain “blackout” periods established in connection with the public release of earnings information. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.
Severance Benefits
Although we do not have a policy obligating us to provide severance benefits to terminated executives or employees, the company has provided severance benefits to certain executives and other employees on a discretionary basis. As part of the compensation package offered to induce Mr. Kelley to accept our offer of employment, Mr. Kelley’s offer included a provision regarding severance benefits payable upon his termination of employment under certain circumstances. In addition, in connection with Mr. JooHo Kim’s service in Korea as our former Executive Vice President of Worldwide Manufacturing Operations and President of Amkor Technology Korea, Mr. Kim was eligible to participate in a severance plan that covers all employees of our Korean subsidiary. These severance benefits are described further in the “Potential Payments Upon Termination or Change in Control” section below. With the exception of the foregoing, we do not have any employment, severance or change-in-control arrangements in place with any of our named executive officers.
Other Compensation Elements
Health and Welfare Benefits.    Our executives are eligible to participate in health and welfare benefit programs that are generally available to substantially all salaried, full-time employees, as determined by the country of their employment.
Retirement and Expatriate Benefits.    We do not have a pension plan in place for U.S. employees or executives. We do offer a tax-qualified 401(k) savings plan that, subject to Internal Revenue Service (“IRS”) limits, allows U.S. executives and employees to contribute a portion of their cash compensation on a pre-tax basis to an account that is eligible to receive matching contributions. In 2014, we matched employee contributions at a rate of 75% of the amount of compensation deferred by the participant, up to a maximum matching contribution of $6,000 per year. Effective January 2015, we increased the employer match to 100%, up to a maximum matching contribution of $10,000 per year.

Historically, Mr. JooHo Kim had received benefits in respect of his expatriate assignment to Korea that were consistent with our policies for expatriates generally, including a housing allowance, incremental expatriate payments and certain tax-related payments that were made on his behalf. In 2014, Mr. Kim localized his residency status, and the Compensation Committee determined that Mr. Kim would no longer receive expatriate-related payments in connection with his assignment to Korea. In making this decision, the Compensation Committee considered a number of factors, including the company's policy regarding expatriate assignments and the rationale for the supplemental payments, the length of Mr. Kim's assignment, and the elements of Mr. Kim's compensation package (which included participation in certain local severance and benefit plans).
Perquisites and Personal Benefits.    In addition to the health and welfare benefits generally available to all salaried, full-time employees, the company also pays for our executive officers to obtain an annual medical screening. As is customary for senior executives in Korea, we also provided Mr. JooHo Kim with a company-paid car. Although they make up a small portion of total compensation for our named executive officers, the purpose of these compensation elements is to promote the continuous well-being of our executives, and to ensure that our most critical employees are able to devote their attention to our ongoing success.
Stock Ownership Guidelines
Our executive officers, including our named executive officers, are expected to own shares of our common stock equal in value to a multiple of the executive’s salary or a specified number of shares, whichever is less. The Chief Executive Officer is expected to hold the lesser of 100% of his annual base salary or 100,000 shares. Each other executive officer of the company is expected to hold the lesser of 50% of his/her annual base salary or 50,000 shares. Executive officers have five years from the date on which they were appointed as an executive officer or the adoption of the guidelines (whichever is later) to achieve this ownership level.
In February 2015, the Board amended the company's stock ownership guidelines with respect to non-employee directors. Non-employee directors are expected to own shares of our common stock equal in value to five times their annual cash retainer. Directors have five years from the date on which they joined the Board or the adoption of the guidelines (whichever is later) to achieve this ownership level. Non-employee directors are expected to retain 50% of the net after-tax shares of common stock acquired or retained upon the exercise of a stock option or vesting of a restricted stock award until such director satisfies the stock ownership guidelines.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to our Chief Executive Officer and our next three most highly paid executive officers (other than our Chief Financial Officer) in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Internal Revenue Code. The Compensation Committee is aware of these limitations when structuring executive compensation. However, we retain the flexibility to pay compensation that is not entirely deductible where the Compensation Committee determines doing so to be appropriate.
For accounting purposes equity awards are measured at their fair value at the date of grant with the resulting compensation expense recognized ratably over the service period which is generally the vesting period of the award.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2014. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.
This report is submitted by the Compensation Committee.
Winston J. Churchill, Chair
Roger A. Carolin
Robert R. Morse

2014 Summary Compensation Table
The following table sets forth compensation earned for services rendered to us and our subsidiaries during each of the last three years by our Principal Executive Officer, Principal Financial Officer, and our three most highly compensated executive officers (other than our Principal Executive Officer and Principal Financial Officer) who were serving as executive officers at the end of 2014 (collectively, our "named executive officers").

Name and Principal Position	Year	Salary($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation($)(5)	Total($)
Stephen D. Kelley	2014	698,654	—	—	898,100	178,926	1,775,680
President and	2013	422,500	3,375,000	1,895,475	592,920	129,187	6,415,082
Chief Executive Officer
Joanne Solomon	2014	460,000	—	—	501,653	7,228	968,881
Executive Vice President and	2013	455,962	—	244,450	381,616	8,067	1,090,095
Chief Financial Officer	2012	425,000	132,900	—	—	6,000	563,900
Gil C. Tily	2014	580,000	—	—	632,519	6,892	1,219,411
Executive Vice President,	2013	580,000	—	244,450	481,168	6,000	1,311,618
Chief Administrative Officer,	2012	580,000	155,050	—	—	15,657	750,707
General Counsel and
Corporate Secretary
JooHo Kim (1)	2014	516,709	—	—	481,125	292,374	1,290,208
Former President, Amkor	2013	500,000	—	244,450	366,000	377,656	1,488,106
Technology Korea and Executive	2012	500,000	132,900	—	—	445,250	1,078,150
Vice President, Worldwide
Manufacturing Operations
Giel Rutten	2014	388,378	—	289,260	360,844	33,784	1,072,266
Executive Vice President,
Advanced Products

Notes

(1)	Mr. JooHo Kim retired in February 2015.

(2)
The amounts in the Stock Awards column reflect the aggregate grant date fair value of restricted stock awards for the years ended December 31, 2013 and 2012, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2015. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(3)
The amounts in the Option Awards column reflect the aggregate grant date fair value of option awards for the years ended December 31, 2014 and 2013, calculated in accordance with FASB ASC 718 and excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions used in the calculation of these amounts are included in Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on February 19, 2015. These amounts reflect the accounting expense for these awards, and do not correspond to the actual value, if any, that will be recognized by the named executive officers.

(4)
Represents amounts earned pursuant to the terms of the Executive Bonus Plan with respect to the years ended December 31, 2014 and 2013. No amounts were earned with respect to the year ended December 31, 2012.

(5)	See the 2014 All Other Compensation Table below for additional information.

2014 All Other Compensation Table
All Other Compensation amounts in the Summary Compensation Table consist of the following:

Name		Auto Fringe (1)($)	Tax Related Payments ($)	401(K) Match (2)($)	Insurance Obligated by Government (3)($)	Company Paid Insurance (3)($)	Executive Medical Exam (4)($)	Relocation Payments(5)($)	Expatriate Housing Allowance (6)($)	Expatriate Payment (6)($)	Total ($)
Stephen D. Kelley	2014	—	78,873	6,000	—	—	1,835	92,218	—	—	178,926
	2013	—	59,284 (5)	—	—	—	—	69,903	—	—	129,187
Joanne Solomon	2014	—	—	6,000	—	—	1,228	—	—	—	7,228
	2013	—	—	6,000	—	—	2,067	—	—	—	8,067
	2012	—	—	6,000	—	—	—	—	—	—	6,000
Gil C. Tily	2014	—	—	6,000	—	—	892	—	—	—	6,892
	2013	—	—	6,000	—	—	—	—	—	—	6,000
	2012	—	—	6,000	—	—	9,657	—	—	—	15,657
JooHo Kim	2014	3,607 (7)	73,306 (6)	6,000	10,493 (7)	228 (7)	—	—	54,000	144,740	292,374
	2013	3,953 (7)	134,486 (6)	6,000	—	217 (7)	—	—	108,000	125,000	377,656
	2012	21,851 (7)	184,253 (6)	6,000	—	146 (7)	—	—	108,000	125,000	445,250
Giel Rutten	2014	—	8,784	—	—	—	—	25,000	—	—	33,784
Notes

(1)	Represents the cost to us for automobile related items including repairs, fuel, tolls, parking fees and insurance premiums.

(2)	Represents our matching contributions to the participants’ 401(k) accounts.

(3)	Represents supplemental company paid premiums for insurance for which we are not the beneficiary.

(4)	Represents the cost to us of a comprehensive annual physical examination made available to our executive officers.

(5)	Represents payments made to or on behalf of our named executive officers for relocation.

(6)
Represents payments made to Mr. Kim in 2014, 2013 and 2012 in respect of his expatriate assignment, paid consistent with company policy for expatriate employees. Pursuant to our expatriate tax equalization program, the amount paid on behalf of Mr. Kim in a given year is subject to adjustment in subsequent years based on Mr. Kim’s actual tax liability for each year. The tax related payments include adjustments related to prior tax years that were made in the year reported above. In July 2014, Mr. Kim's compensation was localized and he ceased receiving expatriate benefits at that time.

(7)	Converted from Korean Won based on the average exchange rate for the years ended December 31, 2014, 2013 and 2012.

Grants of Plan-Based Awards in 2014
The following table sets forth certain information with respect to each award granted to the named executive officers under any plan for the year ended December 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Numbers of Shares of Stock (#)	All Other Option Awards: Numbers of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Stephen D. Kelley	2/14/2014	—	700,000	1,050,000	—	—	—	—
Joanne Solomon	2/14/2014	—	391,000	586,500	—	—	—	—
Gil C. Tily	2/14/2014	—	493,000	739,500	—	—	—	—
JooHo Kim	2/14/2014	—	375,000	562,500	—	—	—	—
Giel Rutten	2/14/2014	—	281,300	421,950	—	—	—	—
	2/13/2014	—	—	—	—	100,000	5.18	289,260
 Notes

(1)
Represents each named executive officer’s threshold, target and maximum bonus opportunity under the Executive Bonus Plan for 2014. As described above, each of the named executive officers earned bonuses equal to 128% of their respective target bonus opportunities under the Executive Bonus Plan in 2014.

(2)
Represents the stock options awarded to our named executive officers in 2014 under the 2007 Equity Plan. The options will vest (subject to the executive’s continued employment on the applicable vesting date) as follows: 25% of the award will vest on the first anniversary of the grant date, and 1/16th of the award will vest quarterly thereafter, such that 100% of the option will become vested on the fourth anniversary of the grant date. The options will fully vest upon the executive’s death or disability, or upon a change in control (if the option is not assumed or substituted by the successor or acquiring company).

(3)
The amounts shown in this column consist of the grant date fair value of the stock option award granted in 2014 under the 2007 Equity Plan. The value of the stock option award is based on the Black-Scholes option pricing model.

Outstanding Equity Awards at Fiscal Year-End
The following table shows the number of shares covered by both exercisable and non-exercisable stock options and the number of restricted shares held by our named executive officers as of December 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stephen D. Kelley	281,250	468,750 (2)	4.50	5/8/2023	—	—
	—	—	—	—	468,750 (3)	3,328,125
Joanne Solomon	4,000	—	7.00	2/13/2016	—	—
	50,000	—	8.42	11/13/2017	—	—
	31,250	68,750 (4)	4.28	9/9/2023	—	—
	—	—	—	—	1,875 (6)	13,313
	—	—	—	—	15,000 (6)	106,500
Gil C. Tily	75,000	—	10.97	8/6/2017	—	—
	31,250	68,750 (4)	4.28	9/9/2023	—	—
	—	—	—	—	2,188 (5)	15,535
	—	—	—	—	17,500 (6)	124,250
JooHo Kim	31,250	68,750 (4)	4.28	9/9/2023	—	—
	—	—	—	—	1,060 (5)(7)	7,526
	—	—	—	—	15,000 (6)	106,500
Giel Rutten	—	100,000 (8)	5.18	2/13/2024	—	—
Notes

(1)	The market value of the unvested shares of restricted stock is based on the closing market price of our common stock on December 31, 2014.

(2)
This stock option was granted on May 8, 2013, and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

(3)
The restricted stock was granted on May 8, 2013 and vests over four years as follows: 25% of the shares vests on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vest quarterly thereafter.

(4)
This stock option was granted on September 9, 2013, and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

(5)
The restricted stock was granted on February 14, 2011 and vests over four years as follows: 25% of the shares subject to the grant vest on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vest quarterly thereafter.

(6)
The restricted stock was granted on November 1, 2012 and vests over four years as follows: 25% of the shares subject to the grant vest on the first anniversary of the grant date, and 1/16th of the shares subject to the grant vest quarterly thereafter.

(7)	Does not include shares withheld for payment of taxes due to retirement eligibility.

(8)
This stock option was granted on February 13, 2014 and vests over four years as follows: 25% of the shares subject to the option vest on the first anniversary of the grant date and 1/16th of the shares subject to the option vest quarterly thereafter.

2014 Option Exercises and Stock Vested

	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)(2)
Stephen D. Kelley	—	—	281,250	2,376,094
Joanne Solomon	6,000	19,348	15,834	116,065
Gil C. Tily	—	—	18,542	135,801
JooHo Kim	72,500	254,818	15,834	116,065
Giel Rutten	—	—	—	—
Notes

(1)	This column represents the difference between the aggregate market value of the shares for which the option was exercised and the aggregate exercise price for such shares.

(2)	This column represents the product of (x) the number of shares vesting, multiplied by (y) the per share market value of our common stock on the applicable vesting date.
Potential Payments Upon Termination or Change in Control
Pursuant to his employment offer letter, dated April 30, 2013, if Mr. Kelley’s employment is terminated by Amkor without “cause” or by Mr. Kelley for “good reason,” he will be entitled to (i) continuation of his then-current base salary for a 12-month period; (ii) a pro-rata bonus for the year of termination determined based on the actual bonus, if any, he would have been paid for such year absent such termination; (iii) payment of health insurance premiums for up to 12 months; and (iv) payment of outplacement services for up to six months. Mr. Kelley’s right to receive severance benefits, as described above, is contingent upon his compliance with certain non-competition and non-solicitation obligations for 12 months following his termination of employment, and certain non-disparagement, confidentiality and intellectual property assignment obligations for an indefinite period.
With the exception of the foregoing, none of our U.S. executives has a pension benefit or post-retirement health coverage arrangement provided by Amkor.
Mr. JooHo Kim participated in a severance benefit program under which Korean executives are entitled to a one-time lump sum benefit at the time of separation, based on average monthly salary, years of service and seniority. In February 2015, Mr. Kim retired from Amkor and received $1,056,200 under the Korean Severance Plan. As part of his retirement arrangement, Mr. Kim also received a lump sum payment of $500,000, his bonus earned for 2014, tax preparation services and continued healthcare coverage until the end of 2015.
Post Employment Compensation
As described in the Compensation Discussion and Analysis above, our named executive officers are employees at will and, other than Mr. Kelley (as described above), do not have employment, change-in-control or severance agreements with us. The information and related tables presented below reflect the amount of compensation that would become payable to our named executive officers upon certain events if the named executive officer’s employment had terminated, or a change in control had occurred on December 31, 2014. The figures shown in the tables presented below are based, where applicable, on Amkor’s closing stock price on that date and any actual amounts paid under these scenarios, should they occur in the future, may be different. For purposes of this section, we have excluded amounts that would become payable under programs that are generally available to Amkor’s salaried employees (e.g., our 401(k) plan and company-provided life insurance).
Cash Payments upon Termination of Service
Except as described above with respect to Mr. Kelley, Amkor does not have any executive contracts or agreements that provide for cash severance payments for terminations of any kind for U.S.-based executives. Furthermore, there is no policy that obligates us to pay severance under any circumstances. In the past, we have had an informal and discretionary practice regarding severance payments where employees whose service is involuntarily terminated due to a reduction in force have generally received three weeks of base salary pay for their first year of service and one week of base salary for every year of service thereafter. This practice and formula has been used typically for non-executive officers. For executives, informal and discretionary past practice has generally ranged from providing six to twelve months of base salary and in one case, approximately 24 months of base salary. As described above, Mr. JooHo Kim participated in a severance benefit plan for employees in Korea whereby he was entitled to certain benefits upon termination of employment with Amkor.
Treatment of Equity upon Termination and Change in Control
The following table shows the additional vesting, if any, for unvested equity awards and the exercise periods for vested stock option awards, if applicable, should the following events occur.

Treatment of Outstanding Stock Options and Restricted Stock upon Various Events
Voluntary Resignation	Normal Retirement(1)(2)	Involuntary Not for Cause	For Cause Termination	Change in Control	Death	Disability

No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	Accelerated vesting of Pre-2012 Restricted Stock; no accelerated vesting of 2012 or 2013 Restricted Stock or Stock Options; up to 12 months to exercise vested Stock Options	No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	No additional vesting of Restricted Stock or Stock Options; up to 3 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options (if not assumed); up to 3 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options; up to 12 months to exercise vested Stock Options	Accelerated vesting of Restricted Stock and Stock Options; up to 12 months to exercise vested Stock Options
Notes

(1)
Normal retirement is defined as termination of service on or after the date when the sum of (i) the executive’s age (rounded down to the nearest whole month), plus (ii) the number of years (rounded down to the nearest whole month) that the executive has provided services equals or is greater than seventy-five (75). The 2012 and 2013 restricted stock grants and option grants do not automatically vest upon retirement.

(2)	Under the terms of Mr. Kelley's 2013 stock option grant, any vested options shall be exercisable for 24 months following normal retirement.
Based on the treatment of equity awards as outlined in the preceding table, the following table shows the value attributable to the acceleration of vesting for outstanding restricted stock and stock options held by each named executive officer as of December 31, 2014 under each acceleration event described above. The value shown is based on a termination date or a change in control as of December 31, 2014 using the closing price of our common stock on that date, which was $7.10.

	Value of Accelerated Vesting of Unvested Shares of Restricted Stock and Unvested Stock Options
Name	Voluntary Resignation	Normal Retirement (1)($)	Involuntary Not for Cause	For Cause Termination	Change-in Control ($)	Death ($)	Disability ($)
Stephen D. Kelley	—	—	—	—	4,546,875	4,546,875	4,546,875
Joanne Solomon	—	—	—	—	314,031	314,031	314,031
Gil C. Tily	—	—	—	—	334,004	334,004	334,004
JooHo Kim	—	7,526	—	—	308,245	308,245	308,245
Giel Rutten	—	—	—	—	192,000	192,000	192,000
Notes

(1)
No amounts are reported in this column with respect to Ms. Solomon and Messrs. Tily and Rutten because they were not eligible for normal retirement as of December 31, 2014 based on their respective age and years of service with us. No amount is reported for Mr. Kelley because he does not hold any restricted stock or stock options that would accelerate in connection with normal retirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our outstanding common stock as of February 27, 2015 by:

•	each person or entity who is known by us to beneficially own 5% or more of our outstanding common stock;

•	each of our directors; and

•	each named executive officer.
Beneficial Ownership

Name and Address†	Number of Shares (a)	Percentage Ownership (%)
James J. Kim Family Group(b)	138,039,237	58.2
915 Investments LP(c)	49,594,980	20.9
Roger A. Carolin(d)	150,401	*
Winston J. Churchill(e)	90,001	*
Stephen D. Kelley(f)	941,089	*
James J. Kim(g)	71,890,001	30.3
John T. Kim(h)	58,042,914	24.4
JooHo Kim(i)	40,637	*
Susan Y. Kim(j)	46,819,503	19.7
Robert R. Morse(k)	13,334	*
John F. Osborne(l)	124,001	*
Giel Rutten(m)	25,000	*
Joanne Solomon(n)	152,395	*
Gil C. Tily(o)	179,927	*
David N. Watson	—	*
James W. Zug(p)	161,768	*
All directors and executive officers (16 individuals)(q)	140,099,628	58.6
 Notes

*	Represents less than 1%.
†	The address for each person or entity is c/o Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284

(a)
The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. The information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any share over which the individual or entity has voting power or investment power. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that will become exercisable within 60 days of February 27, 2015 are deemed outstanding. Unless otherwise indicated, each person or entity has sole voting and investment power with respect to shares shown as beneficially owned.

(b)
As reported by James J. Kim and other reporting persons on a Schedule 13D/A filed with the SEC on March 30, 2015 (the "Kim Schedule 13D"), Mr. James J. Kim, our Executive Chairman of the Board of Directors, members of Mr. Kim’s immediate family and affiliates own directly 138,039,237 shares, or approximately 58%, of our outstanding common stock. Of this total number of shares 485,001 are options exercisable within 60 days of February 27, 2015.

According to the Kim Schedule 13D, of the 138,039,237 shares beneficially owned, 49,939,980 shares are held by James J. Kim individually, of which 345,000 shares are issuable upon the exercise of stock options that will become exercisable within 60 days of February 27, 2015; 21,950,021 shares are held by James J. Kim in his capacity as trustee of certain trusts established for the benefit of certain of his descendants, each of which is so named and so designated in the Kim Schedule 13D (the “Kim Trusts”), of which 21,950,021 shares are subject to shared investment power; 49,594,980 shares are held by 915 Investments, LP, a partnership in which James J. Kim is the sole general partner

(the "915 Partnership"); 23 shares are held by his spouse, Agnes C. Kim; 6,329,832 shares are held by John T. Kim individually, of which 140,001 shares are issuable upon the exercise of stock options that will become exercisable within 60 days of February 27, 2015 and 6,189,831 shares are subject to shared voting and investment power; 51,713,082 shares are held by John T. Kim in his capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 32,228,274 shares are subject to shared voting power and 48,569,397 shares are subject to shared investment power; 6,189,831 shares are held by David D. Kim individually, all of which are subject to shared voting and investment power; 22,183,322 shares are held by David D. Kim in his capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 2,698,513 shares are subject to shared voting and investment power; 9,687,444 shares are held by Susan Y. Kim individually, of which 6,189,831 shares are subject to shared voting and investment power; 37,132,059 shares are held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts as named and so designated in the Kim Schedule 13D, of which 30,893,161 shares are subject to shared voting power and 37,132,059 shares are subject to shared investment power; 1,150,000 shares are held by The James and Agnes Kim Foundation, Inc. (the “Foundation”); and 6,189,831 shares are held by Sujoda Investments, LP, a partnership established for the benefit of members of the James J. Kim family (the “Sujoda Partnership”).
The 49,594,980 shares held by 915 Partnership (the "2014 Convert Shares") were acquired in exchange for the 2014 Notes. The 2014 Convert Shares are subject to a voting agreement. The agreement requires the Kim family to vote these shares in a “neutral manner” on all matters submitted to our stockholders for a vote, so that such 2014 Convert Shares are voted in the same proportion as all of the other outstanding securities (excluding the other shares owned by the Kim family) that are actually voted on a proposal submitted to Amkor’s stockholders for approval. The Kim family is not required to vote in a “neutral manner” any 2014 Convert Shares that, when aggregated with all other voting shares held by the Kim family, represent 41.6% or less of the total then-outstanding voting shares of our common stock. The voting agreement for the 2014 Convert Shares terminates upon the earliest of (i) such time as no principal amount of the 2014 Notes remains outstanding and the Kim family no longer beneficially owns any of the 2014 Convert Shares, (ii) consummation of a change of control (as defined in the voting agreement) or (iii) the mutual agreement of the Kim family and Amkor.
Each of the individuals named above in this footnote (b) (individually and as trustee of any Kim Trusts), the Sujoda Partnership, the 915 Partnership, the Foundation and the Kim Trusts may be deemed members of a group under Section 13(d) of the Exchange Act consisting of members of James J. Kim’s family, the Kim Trusts, the Sujoda Partnership, the 915 Partnership and the Foundation (collectively, the “James J. Kim Family Group”), who each may exercise voting and/or investment power in one or more capacities with respect to the shares of common stock in concert with other members of the James J. Kim Family Group. None of the trust agreements for the Kim Trusts prohibit the trustees of such trusts from voting the shares of common stock of the company held by them, in their discretion, in concert with members of the James J. Kim Family Group. James J. and Agnes C. Kim are husband and wife. James J. and Agnes C. Kim are parents of Susan Y. Kim, David D. Kim and John T. Kim. The David D. Kim Trust of 12/31/87 has as its sole trustee, David D. Kim, and the John T. Kim Trust of 12/31/87 has as its sole trustee, John T. Kim. John T. Kim is the parent of Allyson Lee Kim and Jason Lee Kim and is the co-trustee of each of his children’s trusts along with Susan Y. Kim other than as identified below. Susan Y. Kim is the parent of Alexandra Kim Panichello, Jacqueline Mary Panichello and Dylan James Panichello and is the co-trustee of each of her children’s trusts along with John T. Kim. David D. Kim is co-trustee of the James J. Kim 2008 Trust FBO Descendants of David D. Kim dated 2/5/08, along with John T. Kim and Susan Y. Kim, and the Irrevocable Deed of Trust of James J. Kim f/b/o Children of David D. Kim dated 11/11/05, along with John T. Kim. James J. Kim and Susan Y. Kim are co-trustees of the James J. Kim 2013 Qualified Annuity Trust U/A dated 5/17/13 and the James J. Kim 2014 Qualified Annuity Trust dated 10/13/14. James J. Kim and John T. Kim are co-trustees of the John T. Kim 2012 Generation-Skipping Trust U/A dated 12/11/12 and the John T. Kim Irrevocable Trust U/A dated 12/11/12. The trustees of each Kim Trust may be deemed to be the beneficial owners of the shares held by such Kim Trust. Of the trusts named in the Schedule 13D, two trusts individually own more than five percent of the outstanding shares of common stock: the David T. Kim Trust of 12/31/87 and the John T. Kim Irrevocable Trust U/A dated 12/11/12, which own 8.2%, and 5.9%, respectively.
James J. Kim, as general partner of the 915 Partnership, has voting and investment power with respect to all of the securities held by the 915 Partnership. Sujoda Management, LLC is the general partner of Sujoda Partnership. The sole members of Sujoda Management LLC are John T. Kim, Susan Y. Kim and David D. Kim. In addition, all of the directors and officers of the Foundation are members of the James J. Kim Family Group. Accordingly, the 915 Partnership, the Sujoda Partnership and the Foundation might each be expected to vote its shares of common stock in concert with the other members of the James J. Kim Family Group.

The James J. Kim Family Group may be deemed to have beneficial ownership of 138,039,237 shares or approximately 58% of the outstanding shares of common stock. Each of the foregoing persons stated that the filing of their beneficial ownership reporting statements shall not be construed as an admission that such person is, for the purposes of Section 13 or 13(g) of the Exchange Act, the beneficial owner of the shares of common stock reported as beneficially owned by the other such persons.

(c)	As reported by the Kim Schedule 13D.

(d)	Includes 110,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Carolin within 60 days of February 27, 2015.

(e)	Includes 90,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Churchill within 60 days of February 27, 2015.

(f)
Includes 328,125 shares issuable upon the exercise of stock options that will become exercisable by Mr. Kelley within 60 days of February 27, 2015 and 604,964 shares of restricted stock that are subject to transfer restrictions.

(g)
Includes 345,000 shares issuable upon the exercise of options that will become exercisable within 60 days of February 27, 2015, 49,594,980 shares that are held by 915 Investments, LP, a partnership in which Mr. Kim is the sole general partner, and 21,950,021 shares that are held by Mr. Kim in his capacity as trustee of certain Kim Trusts. Does not include 23 shares owned by Agnes C. Kim, Mr. Kim’s spouse, of which Mrs. Kim has sole voting and investment power. Mr. James J. Kim disclaims beneficial ownership of such 23 shares and shares that are held in his capacity as trustee.

(h)
Includes 140,001 shares issuable upon exercise of stock options that will become exercisable within 60 days of February 27, 2015, 6,189,831 shares that are held by Sujoda Investments, L.P., a limited partnership established for the benefit of members of the James J. Kim Family, with respect to which John T. Kim has shared voting and investment power and 51,713,082 shares that are held by John T. Kim in his capacity as trustee of certain Kim Trusts, of which 32,228,274 are subject to shared voting and 48,569,347 are subject to shared investment power (to which John T. Kim disclaims beneficial ownership).

(i)
As of Mr. Kim's separation from Amkor in February 2015. Includes 31,250 shares issuable upon the exercise of stock options that will become exercisable by Mr. Kim within 60 days of February 27, 2015 and 8,387 shares of restricted stock that are subject to transfer restrictions.

(j)
Includes 3,497,613 shares owned directly, 6,189,831 shares held by Sujoda Investments, L.P., a limited partnership established for the benefit of members of the James J. Kim family, with respect to which Susan Y. Kim has shared voting and dispositive power; and 37,132,059 shares held by Susan Y. Kim in her capacity as trustee of certain Kim Trusts, of which 30,893,161 shares are subject to shared voting power and 37,132,059  are subject to shared investment power (to which Susan Y. Kim disclaims beneficial ownership).

(k)	Includes 13,334 shares issuable upon the exercise of stock options that will become exercisable by Mr. Morse within 60 days of February 27, 2015.

(l)	Includes 96,667 shares issuable upon the exercise of stock options that will become exercisable by Mr. Osborne within 60 days of February 27, 2015.

(m)	Includes 25,000 shares issuable upon the exercise of stock options that will become exercisable by Mr. Rutten within 60 days of February 27, 2015.

(n)
Includes 91,500 shares issuable upon the exercise of stock options that will become exercisable by Ms. Solomon within 60 days of February 27, 2015 and 56,759 shares of restricted stock that are subject to transfer restrictions.

(o)
Includes 112,500 shares issuable upon the exercise of stock options that will become exercisable by Mr. Tily within 60 days of February 27, 2015 and 67,427 shares of restricted stock that are subject to transfer restrictions.

(p)	Includes 130,001 shares issuable upon the exercise of stock options that will become exercisable by Mr. Zug within 60 days of February 27, 2015.

(q)
Includes 1,644,380 shares issuable upon the exercise of stock options that will become exercisable within 60 days of February 27, 2015 and 779,499 shares of restricted stock that are subject to transfer restrictions.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish Amkor with copies of all forms that they file pursuant to Section 16(a).
Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no other reports were required for such persons, Amkor believes that all Section 16(a) filing requirements applicable to our officers, directors and ten-percent stockholders were complied with in a timely fashion during 2014.

PROPOSAL TWO
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on an advisory or nonbinding basis, the compensation of our named executive officers as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.
The say-on-pay vote is advisory, and therefore not binding on the company, the Compensation Committee or our Board of Directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
We believe that the information provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, the narrative discussion and the other related disclosure.”

The Board unanimously recommends a vote FOR the advisory (non-binding) vote approving the compensation of our named executive officers as described in this proxy statement. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for approval.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has approved the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.
PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2000. The Board of Directors expects that representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.
We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may reconsider the appointment of PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
The Board unanimously recommends a vote FOR the ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015. The affirmative vote of the holders of a majority of the shares present and entitled to vote is necessary for ratification.
Fees Paid to PricewaterhouseCoopers LLP
The following table shows the fees paid by us to PricewaterhouseCoopers LLP, our independent registered public accounting firm, or accrued by us for years 2014 and 2013.

	Year Ended December 31,
	2014	2013
	(In thousands)
Audit fees	$4,815	$4,769
Audit-related fees(1)	78	1,609
Tax fees(2)	530	470
All other fees(3)	3	174
	$5,426	$7,022
 Notes

(1)	Audit-related fees consist of fees associated with conflict minerals services in 2014, transaction services in 2013, and an employee benefit plan audit in 2013 and 2014.

(2)	Tax fees consist primarily of fees associated with tax compliance, advice and planning services.

(3)	All other fees includes an information technology security project in 2013 and, in both 2014 and 2013, includes a license fee for access to an accounting and reporting research tool.
Policy on Audit Committee’s Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Our Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, in accordance with the Amkor Audit and Non-Audit Services Pre-Approval Policy. This policy provides for pre-approval of audit, audit-related, tax services and other services specifically described by the Audit Committee. The policy also provides for the general approval of additional individual engagements, which, if they exceed certain pre-established thresholds, must be separately approved by the Audit Committee.
This policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any such pre-approval decisions must be reported to the Audit Committee. All of the services provided by PricewaterhouseCoopers LLP during the year ended December 31, 2014 were approved by the Audit Committee. Additionally, the Audit Committee concluded that the provision of such services by PricewaterhouseCoopers LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The role of the Audit Committee is to oversee Amkor’s accounting and financial reporting processes on behalf of the Board of Directors. The Audit Committee is composed solely of independent directors, as defined in the Nasdaq listing standards and SEC regulations, and it operates under a written charter adopted by the Board of Directors. The Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter on an annual basis.
The Audit Committee’s overall responsibility is one of oversight. Management is responsible for Amkor’s consolidated financial statements as well as for maintaining effective internal controls over financial reporting, disclosure controls and procedures, compliance with laws and regulations and applicable ethical business standards. The independent registered public accounting firm is responsible for performing audits of Amkor’s consolidated financial statements and the effectiveness of Amkor’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board

(“PCAOB”) and issuing reports thereon. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their audits and the overall quality of the company’s financial reporting.
In performing its oversight function, the Audit Committee:
(1) reviewed and discussed with management Amkor’s audited consolidated financial statements for the year ended December 31, 2014;
(2) discussed with Amkor’s independent registered public accounting firm the matters required to be discussed by PCAOB auditing standard AU380; and
(3) received the written disclosures and the letter from Amkor’s independent registered public accounting firm required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm such firm’s independence. The Audit Committee considered whether the provision of non-audit services by Amkor’s independent registered public accounting firm is compatible with maintaining the independence of the independent registered public accounting firm. The Audit Committee concluded that the independent registered public accounting firm is independent from Amkor and its management.
Based on all of the foregoing, the Audit Committee recommended to the Board of Directors that Amkor’s audited consolidated financial statements for the year ended December 31, 2014 be included in Amkor’s Annual Report on Form 10-K and filed with the SEC. The Audit Committee also selected PricewaterhouseCoopers LLP as Amkor’s independent registered public accounting firm for the year ending December 31, 2015.
The foregoing report has been furnished by the following directors and members of the Audit Committee:
James W. Zug, Chair
Roger A. Carolin
Robert R. Morse
John F. Osborne
David N. Watson

INCORPORATION BY REFERENCE
The information contained above under the captions “Report of the Compensation Committee of the Board of Directors” and “Report of the Audit Committee of the Board of Directors” shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C, other than as provided therein, or to the liabilities of Section 18 of the Exchange Act of 1934, as amended, except to the extent that we specifically request such information be treated as soliciting material or specifically incorporate it by reference into a document filed under the Securities Act or Exchange Act of 1934, as amended. In addition, this Proxy Statement contains references to several website addresses. The information on these websites is not part of this Proxy Statement.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS SHARING AN ADDRESS
To reduce the expense of delivering duplicate voting materials to our stockholders who may hold shares of Amkor common stock in more than one stock account, we are delivering only one set of the proxy solicitation materials to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. We will promptly deliver, upon written or oral request, a separate copy of the annual report or this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. To obtain an additional copy, you may contact our Corporate Secretary by writing to Corporate Secretary, Amkor Technology, Inc., 2045 East Innovation Circle, Tempe, Arizona 85284, or contact us by telephone at (480) 821-5000. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may contact us at the address or telephone number specified above to request that only a single copy of these materials be delivered to your address in the future. Stockholders sharing a single address may revoke their consent to receive a single copy of our proxy materials in the future at any time by contacting us at the address or telephone number listed above.

ANNUAL REPORT ON FORM 10-K
Our annual report on Form 10-K for the fiscal year ended December 31, 2014 is being mailed prior to or with this proxy statement to stockholders entitled to notice of the Annual Meeting.

WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES AS OF THE RECORD DATE WITH A COPY OF THE COMPANY’S 2014 ANNUAL REPORT ON FORM 10-K INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WITHOUT CHARGE, BY FIRST CLASS MAIL, PROMPTLY UPON RECEIPT OF A WRITTEN OR ORAL REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE DIRECTED TO AMKOR’S CORPORATE SECRETARY, AMKOR TECHNOLOGY, INC., 2045 EAST INNOVATION CIRCLE, TEMPE, ARIZONA 85284, TELEPHONE: (480) 821-5000.

Amkor Technology®

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
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000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 5, 2015.

Vote by Internet

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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed below and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - James J. Kim	☐	☐	02 - Stephen D. Kelley	☐	☐	03 - Roger A. Carolin	☐	☐
04 - Winston J. Churchill	☐	☐	05 - John T. Kim	☐	☐	06 - Susan Y. Kim	☐	☐
07 - Robert R. Morse	☐	☐	08 - John F. Osborne	☐	☐	09 - David N. Watson	☐	☐
10 - James W. Zug	☐	☐						

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

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C 1234567890 JNT
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

021G7B

To our Stockholders:

Thank you for your continuing support.

Sincerely,

James J. Kim
Executive Chairman

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Amkor Technology, Inc.

2045 East Innovation Circle
Tempe, Arizona 85284

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 5, 2015

The undersigned hereby appoints James J. Kim and Stephen D. Kelley as proxies (each with power to act alone and with power of substitution) of the undersigned to represent and vote the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Amkor Technology, Inc. to be held on May 5, 2015, and at any postponement or adjournment thereof, as hereinafter specified, and, in their discretion, upon such other matters as may properly come before the meeting.

IF THIS CARD IS PROPERLY EXECUTED, SHARES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3, AND IN SAID PROXIES' DISCRETION, REGARDING SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

You are encouraged to specify your choice by marking the appropriate boxes on the reverse side. On matters which you do not specify a choice, your shares will be voted in accordance with the recommendation of Amkor's Board of Directors. Please mark, sign, date and return this proxy promptly using the enclosed envelope.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE.